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                                  APPENDIX "B"

                          CERTIFICATE OF INCORPORATION













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                          CERTIFICATE OF INCORPORATION

                                       OF

                           BIOVEST INTERNATIONAL, INC.

                                ----------------

            Under Section 102 of the Delaware General Corporation Law


                                ARTICLE 1 -- NAME


           The name of the corporation is: BIOVEST INTERNATIONAL, INC.

                          ARTICLE 2 -- REGISTERED AGENT

     The name of the registered agent of the corporation in the State of Delaware is: The Corporation Trust Company. The address of the corporation's registered agent in the State of Delaware is: c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

                             ARTICLE 3 -- PURPOSE

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                        ARTICLE 4 -- AUTHORIZED CAPITAL

     The corporation shall be authorized to issue the following shares:

     A. Aggregate Shares. The maximum number of shares of stock which the corporation shall have the authority to issue is SIXTY MILLION (60,000,000), of which FIFTY MILLION (50,000,000) shares, $.01 par value per share, shall be common stock ("Common Stock"), and TEN MILLION (10,000,000) shares, $.01 par value per share, shall be preferred stock ("Preferred Stock").

     B. Rights and Preferences. Pursuant to Section 151 of the General Corporation Law of the State of Delaware, a statement of the designations, powers, preferences and rights, and the qualifications and restrictions thereof, in respect of each class of capital stock is as follows:

     1. Common Stock

     (i) Preemptive rights. Shares of Common Stock shall not have any preemptive rights, unless otherwise granted pursuant to a written agreement of the corporation;

     (ii) Dividends and Distributions. No payment of dividends or distributions shall be made to the holders of shares of Common Stock unless and until the holders of shares of Preferred Stock receive any preferential amounts to which they are entitled under this Article or in the resolution or resolutions providing for the issue of shares of preferred stock. Subject to the limitation set forth in the preceding sentence of this subparagraph and except as otherwise provided by this Certificate of Incorporation or in the resolution or resolutions providing for the issue of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions as may be declared upon such shares of Common Stock, from time to time by a resolution or resolutions adopted by the Board of Directors;

     (iii) Voting Rights. All holders of Common Stock shall be entitled to notice of any stockholders' meeting. Subject to the provisions of any applicable law and except as otherwise provided in this Certificate of Incorporation or by the resolution or resolutions providing for the issue of shares of Preferred Stock, all voting rights shall be vested solely in the Common Stock. The holders of shares of Common Stock shall be entitled to vote upon the election of directors and upon any other matter submitted to the stockholders for a vote. Each share of Common Stock issued and outstanding shall be entitled to one noncumulative vote. A fraction of a share of Common Stock shall not be entitled to any voting rights whatsoever; and


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     (iv) Liquidation, Dissolution or Winding Up. Except as otherwise provided in this Certificate of Incorporation and subject to the rights of holders, if any, of Preferred Stock to receive preferential liquidation distributions to which they are entitled under this Article or under the resolution or resolutions providing for the issue of shares of preferred stock, in the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the corporation, all assets of the corporation shall be shared pro rata among the holders of the Common Stock.

     2. Preferred Stock The Board of Directors of the Corporation is hereby expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative participating, optional or other rights, and qualifications or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by a majority of the Board of Directors then in office and the certificate of designations filed under the General Corporation Law of the State of Delaware setting forth such resolution or resolutions.

     3. Consideration. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the Corporation's capital stock, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine by a resolution or resolutions adopted by a majority of the Board of Directors then in office.

                           ARTICLE 5 -- INCORPORATOR

     The name and mailing address of the incorporator is: Jonathan K. Bender, Esq., Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022.

                            ARTICLE 6 -- DIRECTORS

     The number of directors of the corporation shall be such as from time to time shall be fixed by resolution of the board of directors or as otherwise provided in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws so provide. The corporation's board of directors is authorized to adopt, amend or repeal the corporation's by-laws. The Board of Directors shall be divided into three classes as nearly equal in number as possible with respect to the first time for which they shall severally hold office. Directors of Class I first chosen shall hold office until the first annual meeting of the shareholders following their election; directors of Class II first chosen shall hold office until the second annual meeting following their election; and directors of Class III first chosen shall hold office until the third annual meeting following their election. At each annual meeting of stockholders held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire. Any vacancy in the board resulting from the death, resignation or retirement of a director, or any other cause shall be filled by a majority vote of the remaining directors, though less than a quorum, for a term corresponding to the unexpired term of his predecessor in office. Any increase or decrease in the number of directors shall be so apportioned among the classes as to make all classes authorized by the requisite vote of shareholders as nearly equal in number as possible. Any or all of the directors of the corporation may be removed from office at any time, but only for cause. Each director shall hold office until the expiration of the term for which he is elected and until his successor is elected and qualified, or until his earlier resignation or removal.

                         ARTICLE 7 -- INDEMNIFICATION

     To the fullest extent permitted by Sections 102(b)(7) and 145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, or by any successor thereto, indemnify, the corporation shall indemnify, reimburse and advance to any and all persons whom it shall have the power to indemnify under such Sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Notwithstanding the foregoing, the indemnification provided for in this Article shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any by-laws of the corporation, agreement, vote of stockholders or disinterested directors or otherwise.


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                      ARTICLE 8 -- LIABILITY OF DIRECTORS


     No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. If the Delaware General Corporation law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.


     IN WITNESS WHEREOF, I have executed this Certificate of Incorporation on this 2nd day of March, 2001.

                                        /s/ Jonathan K. Bender
                                        ---------------------------------
                                        Jonathan K. Bender, Incorporator

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